Exhibit 3

Form of Settlement Agreement

AGREEMENT

This Agreement (this “Agreement”) is dated as of April 19, 2016, by and among PAR Capital Management, Inc., a Delaware corporation (“PAR Capital”), Altimeter Capital Management, LP, a Delaware limited partnership (“Altimeter Capital” and, together with PAR Capital, the “Stockholders”), United Continental Holdings, Inc., a Delaware corporation (the “Company”), and the other signatories listed on the signature page hereto.

WHEREAS, according to Amendment No. 2 to Schedule 13D filed with the U.S. Securities and Exchange Commission (the “SEC”) by PAR Investment Partners, L.P. (“PAR Investment”), PAR Group, L.P. (“PAR Group”) and PAR Capital (together with PAR Investment and PAR Group, “PAR”) on March 8, 2016 (the “PAR 13D”), PAR beneficially owns 14,389,711 shares of Company common stock, par value $0.01 per share (“Company Common Stock”), and, according to Amendment No. 1 to Schedule 13D filed with the SEC by Altimeter Partners Fund, L.P. (“Altimeter Partners”), Altimeter Capital, Brad Gerstner (“Mr. Gerstner” and, together with Altimeter Partners and Altimeter Capital, “Altimeter”) and Barnaby Harford on March 8, 2016 (the “Altimeter 13D”), Altimeter beneficially owns 11,509,268 shares of Company Common Stock, and according to each of the PAR 13D and the Altimeter 13D, PAR and Altimeter may be deemed to be members of a “group” (as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

WHEREAS, on March 8, 2016 and on March 10, 2016, Altimeter Partners delivered to the Company a notice of intent to nominate persons for election as directors at the 2016 Annual Meeting (as defined below) (the “Notice of Nomination”);

WHEREAS, the Stockholders and the Company have been having certain discussions relating to the addition of individuals, who are not currently directors, to the Company’s board of directors (the “Board”);

WHEREAS, to induce the Stockholders to enter into this Agreement, the Company has represented to the Stockholders that (a) Robert A. Milton will be elected to succeed Henry L. Meyer III (“Mr. Meyer”) as Non-executive Chairman of the Board immediately following the election of directors at Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”), (b) Oscar Munoz has agreed to amend his Employment Agreement, dated December 31, 2015, to provide that it is the expectation of the Company that Mr. Munoz would become Chairman of the Board on the date of the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”), and (c) three of the incumbent directors – Mr. Meyer, John H. Walker, and Charles A. Yamarone – will not stand for re-election to the Board at the 2016 Annual Meeting, and, accordingly, upon the conclusion of the 2016 Annual Meeting, the size of the Board will be reduced from 17 to 15, with one vacancy; and

WHEREAS, the Company and the Stockholders have agreed that it is in their mutual interests to enter into this Agreement, among other things, to set forth certain agreements concerning the Board and certain other matters, as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Definitions. As used in this Agreement:

(a)                “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(b)               “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all shares of Company Common Stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of Company Common Stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c)                “Effective Time” shall mean the time at which this Agreement is executed and delivered by each of the Stockholders and the Company;

(d)               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

(e)                “person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, fund, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(f)                “Representatives” shall mean, with respect to a person, such person’s officers, directors, members, managers, general partners, employees, agents and advisors.

SECTION 2. Withdrawal of Notice of Nomination; Etc. Altimeter Partners hereby agrees that, as of the Effective Time, the Notice of Nomination shall be, and for all purposes shall be deemed to have been, irrevocably withdrawn, and each of the Stockholders hereby agrees not to (a) resubmit any such notice of intent to nominate persons for election as directors at the 2016 Annual Meeting or (b) except as provided in the last paragraph of Section 4 below seek to influence the election of directors at the 2016 Annual Meeting.

SECTION 3. Board Size, Board Management and Other Board Matters.

(a)                The Company agrees that immediately following the Effective Time, the Board shall:

(i)                 increase the size of the Board, in accordance with all applicable laws and the Company’s Restated Certificate of Incorporation, effective on October 1, 2010 (as the same may be amended from time to time, the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws,

dated as of February 18, 2016 (as the same may be amended from time to time, the “Company Bylaws” and together with the Certificate of Incorporation, the “Organizational Documents”), from fifteen (15) to seventeen (17) directors;

(ii)               appoint Edward Shapiro (the “Stockholder Designee”) to the Board to fill one newly-created vacancy and appoint Barnaby Harford (together with the Stockholder Designee, the “New Directors” and each, a “New Director”) to the Board to fill the other newly-created vacancy; and

(iii)             appoint Edward Shapiro to the Compensation Committee of the Board to serve for a term expiring no earlier than the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”) and appoint Barnaby Harford to the Nominating/Governance Committee of the Board to serve for a term expiring no earlier than the 2017 Annual Meeting;

provided, however, that the Board shall have no obligation to take any of the actions described in the foregoing clause (i), (ii) or (iii) unless and until the Stockholders provide to the Company (A) an executed consent from each New Director to serve as a director and to be named as a director in the Company’s proxy statement for the 2016 Annual Meeting and (B) a director and officer questionnaire in the Company’s standard form previously provided to the Stockholders, duly completed and executed by each New Director (collectively, the “Nomination Documents”).

(b)               Subject to the compliance of each New Director with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, the Company agrees to (i) nominate each of the New Directors for election to the Board at the 2016 Annual Meeting, (ii) recommend, and reflect such recommendation in the Company’s definitive proxy statement filed with the SEC in connection with the 2016 Annual Meeting, that the stockholders of the Company vote to elect each of the New Directors as director of the Company at the 2016 Annual Meeting for a term of office expiring at the 2017 Annual Meeting or until his earlier death, resignation or removal and (iii) solicit, obtain proxies in favor of and otherwise support the election of the New Directors at the 2016 Annual Meeting, in a manner no less favorable than the manner in which the Company supports its other nominees for election at the 2016 Annual Meeting.

(c)                The Nominating/Governance Committee of the Board and the Stockholders will work together in good faith to identify an additional director (the “New Independent Director”) as promptly as possible after the Effective Time (with an outside target date of six months after the Effective Time) who is mutually agreeable to the Board and the Stockholders, and following the identification of the New Independent Director: (i) the Board shall promptly appoint the New Independent Director to the Board, (ii) at the time the Board is nominating other candidates for election to the Board at the 2017 Annual Meeting, the Board shall nominate the New Independent Director for election to the Board at the 2017 Annual Meeting, (iii) the Board shall recommend, and reflect such recommendation in the Company’s definitive proxy statement filed with the SEC in connection with the 2017 Annual Meeting, that the stockholders of the Company vote to elect the New Independent Director as a director of the Company at the 2017 Annual Meeting for a term of office expiring at the 2018 Annual Meeting or until his or her earlier death, resignation or removal and (iv) the Company shall solicit, obtain proxies in favor of and otherwise support the election of the New Independent Director at the 2017 Annual Meeting, in a manner no less favorable than the manner in which the Company supports its other nominees for election at the 2017 Annual Meeting. The New Independent Director shall (A) qualify as “independent” pursuant to SEC rules, the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines, (B) satisfy the Board membership criteria set forth in the Company’s Corporate Governance Guidelines and (C) be selected and mutually agreed upon by the Company and the Stockholders in such a manner that takes into consideration the overall diversity of the Board and/or the New Independent Director’s qualification as an “audit committee financial expert.” If the New Independent Director is appointed to the Board prior to the 2017 Annual Meeting and fails to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, the Board shall have no obligation to nominate, recommend or otherwise support the election of the New Independent Director at the 2017 Annual Meeting, and the Nominating/Governance Committee of the Board and the Stockholders will work together in good faith to identify an additional director who is mutually agreeable to the Board and the Stockholders that would be a replacement New Independent Director as to which the foregoing provisions of this Section 3(c) would apply.

(d)               None of the Stockholders shall compensate or agree to compensate, directly or indirectly, any New Director or the New Independent Director in connection with his or her services as a director of the Company or otherwise in connection with the transactions contemplated by this Agreement (other than any ordinary compensation payable to the Stockholder Designee as a result of his employment by a Stockholder).

SECTION 4. Standstill Agreement.  During the period beginning at the Effective Time and ending on the later of (x) the day the Stockholder Designee is no longer a director and (y) two weeks prior to the deadline for the submission of notices of stockholder nominations or proposals under the Company Bylaws for the 2017 Annual Meeting (the “Standstill Period”), neither of the Stockholders shall, and each of the Stockholders shall cause its Affiliates and Associates under its control or direction, in each case either directly or indirectly, not to:

(a)                solicit (as such term is used in the proxy rules of the SEC) proxies or consents, become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act or conduct any other type of referendum (binding or non-binding) in each case with respect to, or from the holders of, any shares of Company Common Stock or assist any third party in any solicitation of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Company Common Stock in each case in opposition to the recommendation or proposal of the Board;

(b)               seek to call, or to request the calling of, a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders or for any books and records of the Company;

(c)                except as specifically permitted in Section 3(c) of this Agreement, nominate persons for election to, or seek to remove any person from, the Board or propose any other business at any meeting of the Company’s stockholders or initiate, encourage or participate in any “withhold” or similar campaign with respect to any meeting of the Company’s stockholders;

(d)               commence, encourage, support or join as a party any litigation, arbitration or other proceeding (including a derivative action) against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

(e)                seek or propose any merger, acquisition, recapitalization, restructuring, disposition or other extraordinary transaction involving the Company; or

(f)                take or encourage any action, alone or in concert with others, to (i) form, join or in any way participate in a “group” (as defined under the Exchange Act) (other than a group comprised solely of the Stockholders and their respective Affiliates and Associates) with respect to the Company, (ii) otherwise act, alone or in concert with others, to seek representation on or to control the management, the Board or the policies, strategy, operations or governance of the Company, to control the composition of management or the Board (except as provided in Section 3(c) of this Agreement), (iii) take any action that would or would reasonably be expected to force the Company or either of the Stockholders to make a public announcement regarding any of the types of matters set forth in the foregoing provisions of this Section 4 or (iv) take any action challenging the validity or enforceability of any of the provisions of this Section 4.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Stockholder Designee from exercising his or her rights and fiduciary duties as a director of the Company. The foregoing provisions of this Section 4 shall not be deemed to prohibit either of the Stockholders from (i) engaging in ordinary course stockholder communications (which may include a Stockholder presenting its opinions) privately with the Company or its Board members or employees or (ii) privately requesting a waiver of any of the foregoing provisions of this Section 4.

SECTION 5. Voting Commitment. Until the end of the Standstill Period, each of the Stockholders shall cause all shares of Company Common Stock owned by them, directly or indirectly, whether owned of record or beneficially owned, as of the record date for any annual or special meeting of stockholders of the Company held within the Standstill Period, in each case that are entitled to vote at any such meeting, to be present for purposes of establishing a quorum and to be voted, at all such meetings or at any adjournments or postponements thereof, (a) for the election of the New Directors, the New Independent Director and all current directors on the Board as of the Effective Time nominated by the Company for election at such meeting, (b) against (or withhold from voting) any nominees that are not nominated by the Board and (c) otherwise in accordance with the Board’s recommendation on any other proposals or other business set forth on Schedule I to this Agreement that comes before such meeting.

SECTION 6. Expenses. After the Effective Time, the Stockholders may submit reasonably detailed documentation (without any obligation to disclose any attorney-client privileged information or any attorney-work-product) of their actual out-of-pocket expenses incurred in connection with their efforts to elect candidates to the Board at the 2016 Annual Meeting (including the negotiation of this Agreement) and incurred at or prior to the Effective Time. Within three (3) business days after submission of such documentation together with wire instructions for the applicable payments (including a certification that the rates charged by their counsel represent standard rates without premium), the Company shall reimburse the Stockholders for such expenses, by wire transfer or transfers in accordance with such wire instructions; provided, that such reimbursement shall not exceed $2,000,000 in the aggregate. Except as otherwise provided in this Section 6, all fees, costs and expenses incurred by each of the parties hereto shall be borne by such party.

SECTION 7. Representations and Warranties.

(a)                Each Stockholder hereby represents and warrants that (i) such Stockholder has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement; (ii) this Agreement has been duly and validly authorized, executed and delivered by such Stockholder, constitutes a valid and binding obligation and agreement of such Stockholder and is enforceable against such Stockholder in accordance with its terms; (iii) the execution by such Stockholder of this Agreement and the performance by such Stockholder of its obligations hereunder does not and will not violate any law, any order of any court or any agency of government applicable to such Stockholder; and (iv) (A) no New Director (other than the Stockholder Designee) is employed by, or an Affiliate or Associate of, such Stockholder, (B) no New Director (other than the Stockholder Designee) has any contract, arrangement or understanding (whether or not relating to the Company) with, or is an investor in any fund of, or co-investor with, such Stockholder, its Affiliates and/or Associates except as described in the Notice of Nomination and (C) no New Director (other than the Stockholder Designee) is a party to any compensation arrangement with such Stockholder, its Affiliates and/or Associates.

(b)               The Company hereby represents and warrants that (i) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement; (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (iii) the execution by the Company of this Agreement and the performance by the Company of its obligations hereunder does not and will not violate any law, any order of any court or any agency of government applicable to the Company or the Organizational Documents, except for any such violation of law or order that would not, individually or in the aggregate, reasonably be expected to adversely affect the Company’s ability to carry out the terms and provisions of this Agreement.

SECTION 8. Press Release and Other Public Disclosures.

(a)                Promptly following the Effective Time (but in no event during New York Stock Exchange trading hours), (i) the Company shall issue a press release, in the form attached hereto as Exhibit A (the “Company Press Release”), (ii) the Stockholders shall issue the press release, in the form attached hereto as Exhibit B (the “Stockholder Press Release” and, together with the Company Press Release, the “Press Releases”) and (iii) each of the Stockholders shall file an amendment (each, a “13D Amendment” and collectively, the “13D Amendments”) to its respective Schedule 13D reporting the entry into this Agreement and any other applicable items relating thereto substantially in the form attached hereto as Exhibit C or Exhibit D, as applicable. None of the parties hereto will make any public statement or issue any press release (including in any filings with the SEC or any other regulatory or governmental agency, including any stock exchange) concerning or relating to this Agreement that is inconsistent with or contrary to the statements made in the Press Releases, except as required by law or the rules of any stock exchange without (i) in the case of the Company, the prior written approval of the Stockholders, not to be unreasonably withheld, conditioned or delayed, and (ii) in the case of the Stockholders, the prior written approval of the Company, not to be unreasonably withheld, conditioned or delayed.

(b)               The foregoing shall not prevent (i) the Company or the Stockholders from taking any action necessary or required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Company or any of its subsidiaries or the Stockholders and their affiliates, respectively, (except to the extent such requirement arose by discretionary acts by either of the Stockholders) and (ii) to the extent legally required, the Company or the Stockholders from making any factual statement in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, applicable listing requirements or otherwise legally required; provided that the party from which such information is compelled shall provide, to the extent legally permissible, the other party or parties with prior written notice of the making of such compelled disclosure promptly so that such other party or parties may seek a protective order or other remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is denied, and such party or any of its Representatives is nonetheless legally compelled to disclose such information, such party or its Representative, as the case may be, will furnish only that portion of such information that is legally required, on the advice of counsel, and will exercise reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

SECTION 9. Mutual Non-Disparagement. Each of the Company and the Stockholders covenants and agrees that, during the Standstill Period, neither it nor any of its respective Affiliates shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner or to any stockholder, investor, analyst, journalist or member of the media (including, without limitation, in a television, radio, internet, newspaper or magazine interview), orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the other party or such other party’s subsidiaries, Affiliates, successors, assigns, officers (including, without limitation, any current officer of a party or a party’s subsidiaries who no longer serves in such capacity following the Effective Time), directors (including any current director of a party or a party’s subsidiaries who no longer serves in such capacity following the Effective Time), employees, stockholders, agents, attorneys or Representatives, any of their products or services or any action or matter publicly disclosed prior to the date of this Agreement.

SECTION 10. Specific Performance. (i) Each of the Stockholders, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages. It is accordingly agreed that the Stockholders, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof; the other parties hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity; and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.

SECTION 11. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

SECTION 12. Successors and Assigns. All of the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by and binding upon, the successors and permitted assigns of each of the parties hereto. No party may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other parties.

SECTION 13. Entire Agreement; Amendments; Interpretation and Construction. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement. This Agreement may be amended only by a written instrument duly executed by the Company and each of the Stockholders. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

SECTION 14. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed validly given, made or served, if (a) sent by electronic mail to the electronic mail addresses specified in this subsection and an electronic-mail confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection

If to the Company:

United Continental Holdings, Inc.
233 South Wacker Drive

Chicago, Illinois 60606

Attention: Brett J. Hart, Executive Vice President and General Counsel

Brett.Hart@united.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1 South Dearborn Street

Chicago, Illinois 60603

Attention: Thomas A. Cole

                Beth E. Flaming
                Gary D. Gerstman

tcole@sidley.com; bflaming@sidley.com;
ggerstman@sidley.com

If to Stockholders:

Altimeter Capital Management, LP

2420 Sand Hill Road

No. 203

Menlo Park, CA 94025

Attention: Hab Siam, General Counsel

hab@altimetercapital.com

and

PAR Capital Management, Inc.

One International Place

Suite 2401

Boston, MA 02110

Attention: Steven M. Smith, COO & General Counsel

smith@parcapital.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Marc Weingarten and Eleazer Klein

marc.weingarten@srz.com; eleazer.klein@srz.com

and

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention: Robert P. Whalen, Jr. and James A. Matarese

rwhalen@goodwinproctor.com; jmatarese@goodwinprocter.com

in each case, or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this section.

SECTION 16. Governing Law; Exclusive Venue. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of laws provisions) of the State of Delaware. The parties hereto hereby irrevocably and unconditionally consent to and submit to the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated herein (and agree not to commence any action, suit or proceeding relating hereto except in such courts) and further agree that service of any process, summons, notice or document by registered mail to the address of the party set forth on the signature page to this Agreement shall be effective service of process for any action, suit or proceeding brought against such party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated herein in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

SECTION 17. Counterparts. This Agreement may be executed in counterparts and by facsimile or e-mail in portable documents format (.pdf), each of which shall be an original, but all of which together shall constitute one and the same Agreement.

SECTION 18. Severability. If any provision or clause of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, such provision or clause shall be deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, such provision shall be stricken, and the remaining provisions hereof will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the transactions contemplated hereby are not affected in any manner materially adverse to any party.

SECTION 19. Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not enforceable by any other person.

SECTION 20.   Appointment of Certain Representatives.

(a)                Each of Altimeter Partners and Altimeter General Partner, LLC (each, an “Altimeter Party”) hereby irrevocably appoints Altimeter Capital Management, LP as such Altimeter Party’s attorney-in-fact and representative (the “Altimeter Representative”), in such Altimeter Party’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company will be entitled to rely, as being binding on each Altimeter Party, upon any action taken by the Altimeter Representative or upon any document, notice, instruction or other writing given or executed by the Altimeter Representative.

(b)               Each of PAR Investment, and PAR Group (each, a “PAR Party”) hereby irrevocably appoints PAR Capital Management, Inc. as such PAR Party’s attorney-in-fact and representative (the “PAR Representative”), in such PAR Party’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company will be entitled to rely, as being binding on each PAR Party, upon any action taken by the PAR Representative or upon any document, notice, instruction or other writing given or executed by the PAR Representative.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

United Continental Holdings, Inc.

By:
Name:	Brett J. Hart
Title:	Executive Vice President and General Counsel

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Altimeter Capital Management, LP
By:	Altimeter Capital Management
Its:	General Partner, LLC General Partner

By:
Name:	Brad Gerstner
Title:	Chief Executive Officer

Altimeter General Partner, LLC

By:
Name:	Brad Gerstner
Title:	Managing Member

Altimeter Partners Fund, L.P.

By:	Altimeter General Partner, LLC
Its:	General Partner

By:
Name:	Brad Gerstner
Title:	Managing Member

Brad Gerstner

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PAR Capital Management, Inc.

By:	Steven M. Smith
Its:	Chief Operating Officer & General Counsel

PAR Group, L.P.
By:	PAR Capital Management, Inc.
Its:	General Partner

By:
Name:	Steven M. Smith
Title:	Chief Operating Officer & General Counsel

PAR Investment Partners, L.P.
By:	PAR Group, L.P.
Its::	General Partner
By:	PAR Capital Management, Inc.
Its:	General Partner

By:
Name:	Steven M. Smith
Title:	Chief Operating Officer & General Counsel

Exhibit A

Form of Company Press Release

United Announces Board Changes and

Resolution of Proxy Contest
Edward L. Shapiro and Barney Harford Join Board in Settlement Agreement;
Mutually Agreed Additional Director to Join Board Within Six Months

*****************************************
Robert A. Milton To Become Non-Executive Chairman of the Board

CHICAGO, April 20, 2016 – United Continental Holdings, Inc. (NYSE: UAL) today announced additional changes to its Board and a settlement agreement with Altimeter Capital Management, LP and PAR Capital Management, Inc. under which two of their designees, Edward L. Shapiro, Managing Partner and portfolio manager at PAR, and Barney Harford, former Chief Executive Officer of Orbitz Worldwide, Inc., will immediately join the Board. United will also add a mutually agreed independent director to the Board within six months. Altimeter has withdrawn its notice of intent to nominate directors at the 2016 Annual Meeting of Shareholders and agreed to certain “stand-still” provisions.

On March 6, 2016, three new independent directors joined the Board: James A.C. Kennedy, former President and Chief Executive Officer of T. Rowe Price Group, Inc.; Robert A. Milton, former Chairman and Chief Executive Officer of ACE Aviation Holdings Inc. and previously Chairman, President and Chief Executive Officer of Air Canada; and James M. Whitehurst, President and Chief Executive Officer of Red Hat, Inc., and previously Chief Operating Officer of Delta Air Lines, Inc. Milton and Whitehurst have a combined total of 30 years of airline experience.

Henry L. Meyer III, the current Non-Executive Chairman, and two other current directors, John H. Walker and Charles A. Yamarone, will be retiring and will not stand for re-election at the 2016 Annual Meeting. Accordingly, as of the 2016 Annual Meeting, seven of the Company’s 14 directors – and five of the 11 independent directors – will be new to the Board since March 1, 2016.

In light of Meyer’s impending retirement, United’s Board has elected Milton Non-Executive Chairman, effective immediately following the election of directors at the 2016 Annual Meeting. Oscar Munoz, United’s President and Chief Executive Officer, has decided to amend his employment agreement to defer from the 2017 Annual Meeting to the 2018 Annual Meeting the anticipated time at which he would assume the additional position of Chairman of the Board.

Munoz said, “We all thank Henry, John, and Chuck for their dedicated Board service over the years. With his deep experience in the airline industry, we are confident Robert is an excellent choice for Non-Executive Chairman and he is exceptionally qualified to lead our Board. We welcome Ed and Barney to the Board, and look forward to working constructively together as we build upon United’s increasing positive momentum. We appreciate the valuable input we have received from Altimeter, PAR, and other shareholders.”

Munoz added, “When taken together with substantial changes the Board independently has adopted -- the addition of three new directors on March 6, the retirement of three directors at the time of the Annual Meeting, the designation of the new Board Chair as of the Annual Meeting and deferral of the contemplated timing for my appointment as Board Chair -- the addition of the new two directors designated by Altimeter and PAR will transform our Board governance. That will be further strengthened by another director to be selected in the near future by mutual agreement with Altimeter and PAR.”

Munoz concluded, “I will continue to work closely with United’s Board, management team and our 85,000 talented aviation professionals to build on our momentum and focus on what matters most: improving our operational and financial performance while elevating the experience of our valued employees and customers.”

Shapiro said, “This resolution is a positive outcome for United and its shareholders, employees and customers, and I look forward to working with my fellow Board members for the benefit of all of the shareholders. We are confident that the changes contemplated by the settlement agreement, when combined with the recent changes made by the Board, will create a new Board that is well positioned to help management to achieve United's full potential.”

Harford said, “I am pleased to be joining the United Board and look forward to collaborating with Robert and the rest of the Board to help Oscar drive improved operational and financial performance and increase shareholder value.”

Robert Milton, 55, served as Chairman and Chief Executive Officer of ACE Aviation Holdings Inc. from 2004 to 2012, and was previously Chairman, President and Chief Executive Officer of Air Canada from 1999 to 2004. He joined Air Canada in 1992 in a consulting capacity and progressed from the role of Senior Director of Scheduling to Vice President, Scheduling and Product Management, Senior Vice President, Marketing and In-Flight Service and Executive Vice President and Chief Operating Officer before being named President and CEO in 1999. He is currently the lead director of Air Lease Corporation, a director of the Smithsonian National Air and Space Museum, and a trustee of the Georgia Tech Foundation Inc. Milton is a past director of US Airways, Inc., and is also a past Chairman of the Board of Governors of IATA (The International Air Transport Association). He holds a Bachelor of Science degree in Industrial Management from the Georgia Institute of Technology.

Edward Shapiro, 51, is currently Managing Partner and portfolio manager at PAR Capital Management, Inc., a Boston-based investment management firm specializing in investments in travel, media and Internet-related companies. Prior to joining PAR Capital in 1997, Mr. Shapiro was a Vice President at Wellington Management Company, and before that an Analyst at Morgan Stanley & Co. Mr. Shapiro also serves as Chairman of the Boards of Global Eagle Entertainment (NASDAQ: ENT) and Lumexis Corporation, and a director of Sonifi Solutions. He previously served on the board of US Airways and Web.com (NASDAQ: WEB), formerly Interland, Inc. Mr. Shapiro earned his Bachelor of Science degree in economics from the University of Pennsylvania’s Wharton School and an MBA from UCLA’s Anderson School of Management.

Barney Harford, 44, served as Chief Executive Officer of Orbitz Worldwide, Inc. from 2009 to 2015, leading a successful turnaround that culminated in a sale to Expedia, Inc. in 2015. Previously, Harford served in multiple roles at Expedia from 1999 to 2006, including as President of Expedia Asia Pacific from 2004 to 2006, leading the company’s entry into China, Japan and Australia. Harford serves as Non-Executive Chairman of the Board of Lola, a chat-based travel planning service that offers customers personalized recommendations for hotels, flights and more. He also serves on the Board of LiquidPlanner, a dynamic project management solution for technology teams. Harford previously served on the Boards of eLong, GlobalEnglish, Crystal Orange Hotel Group (formerly Mandarin Hotel Holdings) and Orbitz Worldwide. Harford holds an MBA degree from INSEAD and a Master of Arts degree in Natural Sciences from Clare College, Cambridge University.

The settlement agreement among United, Altimeter, and PAR will be filed shortly with the Securities and Exchange Commission.

About United

United Airlines and United Express operate an average of nearly 5,000 flights a day to 342 airports across six continents. In 2015, United and United Express operated nearly two million flights carrying 140 million customers. United is proud to have the world's most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates more than 700 mainline aircraft, and this year, the airline anticipates taking delivery of 20 new Boeing aircraft, including 737 NGs, 787s and 777s. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. Approximately 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. United Continental Holdings, Inc. common stock is traded on the NYSE under the symbol UAL.

Forward-looking Statements

This release contains forward-looking statements that reflect the expectations and beliefs of United Continental Holdings, Inc. (the “Company” or “UAL”) with respect to certain current and future events relating to its Board of Directors, Mr. Munoz’s activities and the delivery of aircraft. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, those described in Part I, Item 1A., “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the U.S. Securities and Exchange Commission (the “SEC”). All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in connection with the matters to be considered at the 2016 annual meeting (the “2016 Annual Meeting”) of shareholders of UAL.  UAL intends to file a proxy statement and a WHITE proxy card with the SEC in connection with any such solicitation of proxies from UAL shareholders. UAL SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Shareholders will be able to obtain any proxy statement, any amendments or supplements thereto and other documents filed by UAL with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at UAL’s website at http://ir.united.com/ in the “Securities Filings” section or by writing to UAL at 233 South Wacker Drive Chicago, Illinois 60606, Attn: Corporate Secretary.

Participants in the Solicitation

UAL and its directors and executive officers may be deemed to be participants in the solicitation of proxies from UAL’s shareholders in connection with the matters to be considered at the 2016 Annual Meeting. Investors may obtain information regarding UAL and its directors and executive officers in UAL’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 18, 2016, and UAL’s definitive proxy statement for its 2015 annual meeting of shareholders (the “2015 Annual Meeting”), which was filed with the SEC on April 24, 2015. To the extent holdings of UAL securities by UAL’s directors or executive officers have changed since the amounts disclosed in the definitive proxy statement for the 2015 Annual Meeting, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 and Statements of

Change in Beneficial Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting.

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Exhibit B

Form of Stockholder Press Release

United Stockholders Altimeter Capital and PAR Capital Announce Proxy Contest Resolution

MENLO PARK, CA and BOSTON, MA (April 20, 2016) – Altimeter Capital Management, LP and PAR Capital Management, Inc. today announced a proxy-contest settlement agreement with United Continental Holdings, Inc. (NYSE: UAL) (United). Under the settlement terms, two Altimeter and PAR designees will immediately join the United Board – Edward L. Shapiro, Managing Partner and portfolio manager at PAR, and Barney Harford, former Chief Executive Officer at Orbitz Worldwide, Inc. United will also add a mutually-agreed upon third independent director to the Board within six months.

“As long-term United investors, we are pleased with the reconstituted Board,” said Brad Gerstner, Founder and CEO at Altimeter Capital. “In the last three months, United has added five new highly-qualified independent directors with a sixth on the way, and United has announced that one of these new independent directors will become non-executive chairman at the upcoming annual meeting. We are confident that the new Board will provide the guidance and oversight necessary to help United make its way back to the top.”

Paul Reeder, Founder and CEO of PAR Capital, said, “United has great potential, and we’re confident that these meaningful Board-level changes will help the Company reach that potential. We are eager to see the new Board turn its attention to creating stockholder value, improving labor relations, and enhancing customer satisfaction.”

In a joint statement about the stockholder nominees, Gerstner and Reeder said, “All stockholders owe a tremendous debt of gratitude to Altimeter’s stockholder nominees – Gordon Bethune, Barney Harford, Rodney O’Neal, Tina Sharkey, and Brenda Yester Baty. From the beginning, they’ve inspired and impressed us – both professionally and personally. They added essential value to our campaign, and we couldn’t have achieved this all-around success without their credibility and their active participation, commitment, and professionalism.”

“This is another sign that things are changing for the better at United under Oscar’s leadership,” said Gordon Bethune, former Continental Airlines Chief Executive Officer. “United now has one of the best Boards in the airline business, and stockholders, customers, and front-line employees will see the benefits. While I won’t be serving on the Board, I look forward to doing whatever I can do to help Oscar, United’s dedicated employees, and the Company succeed.”

About Altimeter Capital

Altimeter is a global investment firm managing both public and private funds focused on the airline, travel, technology, internet, software, and consumer sectors. Altimeter was founded in 2008 by Brad Gerstner and has offices in Boston, Massachusetts and Menlo Park, California.

About PAR Capital Management

PAR Capital Management manages a private investment fund. The firm was founded in 1990 and is located in Boston, Massachusetts. PAR’s philosophy is based on the belief that long term investment success can be achieved through narrowly focused and rigorous fundamental research, disciplined portfolio management and the alignment of incentives between manager and client.

About Edward Shapiro

Edward Shapiro, 51, is currently Managing Partner and portfolio manager at PAR Capital Management, Inc., a Boston-based investment management firm specializing in investments in travel, media and Internet-related companies. Before joining PAR Capital in 1997, Mr. Shapiro was a Vice President at Wellington Management Company, and before that an Analyst at Morgan Stanley & Co. Mr. Shapiro also serves as Chairman of the Boards of Global Eagle Entertainment (NASDAQ:ENT) and Lumexis Corporation, and a director of Sonifi Solutions. He previously served on the board of US Airways and Web.com (NASDAQ: WEB), formerly Interland, Inc. Mr. Shapiro earned his Bachelor of Science degree in economics from the University of Pennsylvania’s Wharton School and an MBA from UCLA’s Anderson School of Management.

About Barney Harford

Barney Harford, 44, served as Chief Executive Officer of Orbitz Worldwide, Inc. from 2009 to 2015, leading a successful turn-around that culminated in a sale to Expedia, Inc. in 2015. Previously, Harford served in multiple roles at Expedia from 1999 to 2006, including as President of Expedia Asia Pacific from 2004 to 2006, leading the company’s entry into China, Japan and Australia. Harford serves as Non-Executive Chairman of the Board of Lola, a chat-based travel planning service that offers customers personalized recommendations for hotels, flights and more. He also serves on the Board of LiquidPlanner, a dynamic project management solution for technology teams. Harford previously served on the Boards of eLong, GlobalEnglish, Crystal Orange Hotel Group (formerly Mandarin Hotel Holdings) and Orbitz Worldwide. Harford holds an MBA degree from INSEAD and a Master of Arts degree in Natural Sciences from Clare College, Cambridge University.

CONTACTS

For UAL Stockholders:

Bruce Goldfarb, Pat McHugh, or Lydia Mulyk

Okapi Partners

(212) 297-0720

For Media:

Scott Tagliarino or Taylor Ingraham

ASC Advisors LLC

(203) 992-1230

Schedule I

Proposals and Board Recommendations

1. Ratification of the appointment of the independent registered accounting firm of the Company and its subsidiaries

2. Advisory resolution approving the compensation of the Company’s named executive officers as presented in the proxy statement